                                                                    EXHIBIT 10.3



                       Dated the 30th day of August 2000







                             (1) ROOTMEAD LIMITED

                                     -AND-

                              (2) BELDRAY LIMITED

                                     -AND-

                      (3) KRUG INTERNATIONAL (UK) LIMITED








                             PRE-EMPTION AGREEMENT
                                 in respect of

                 Land and premises at Barton Industrial Estate,
              Mount Pleasant, Beldray Road, Bilston, West Midlands








                                   GOLDSMITHS
                                94 Jermyn Street
                                     London
                                    SW1Y 6JE

                             Tel No. 0171 930 3666
                             Fax No. 0171 930 2985
                                    Ref: RJB

                             PRE-EMPTION AGREEMENT


THIS AGREEMENT is made the 30th day of August 2000 BETWEEN (1) ROOTMEAD
LIMITED (Company Registration No. 2129535) whose registered office is at 8 Baker Street, London W1M 1DA ("the Vendor") and (2) BELDRAY LIMITED (Company Registration No. 62665) whose registered office is at PO Box 20 Beldray Road, Bilston, West Midlands, WV14 7NF ("the Purchaser") and (2) KRUG INTERNATIONAL
(UK) LIMITED (Company Registration No. 516171) whose registered office is at PO Box 20, Beldray Road, Bilston, West Midlands, WV14 7NF ("the Guarantor").


NOW IT IS AGREED as follows:


1.       DEFINITIONS AND INTERPRETATIONS

         In this agreement the following expressions shall unless the context otherwise requires have the following meanings respectively:

1.1      "the Property"                      means the property described in the
                                             first schedule.

1.2      "the Leases"                        mean the leases of the Property
                                             dated 8 June 1979 and made between
                                             Barton Industrial Park Limited (1)
                                             the Purchaser (2) and
                                             Butterfield-Harvey Limited (3)
                                             granted for a term of 35 years from
                                             25 March 1979 and registered at HM
                                             Land Registry under Title No.
                                             WM166008 and the reversionary lease
                                             of the Property made today between
                                             the Vendor (1) the Purchaser (2)
                                             and the Guarantor (3) granted for a
                                             term of five years from 25 March
                                             2014 to 24 March 2019

1.3      "the Right of Pre-emption"          means the right to purchase the
                                             Property which is exercisable by
                                             the Purchaser in the circumstances
                                             set out in clause 2

1.4      "the Pre-emption Period"   means the period from the date of this
                                    agreement until 24 March 2019 or (if
                                    earlier) until the Purchaser shall assign all of its interest in the Leases or in either of them or the Leases (or either of them) shall be forfeited or surrendered or they shall otherwise cease to exist

1.5      "the Vendor's Notice"      means the notice served by the Vendor
                                    pursuant to clause 3

1.6      "the General Conditions"   means the Standard Conditions of Sale (3rd
                                    Edition) a copy of which are annexed hereto

1.7      "Working Day"              means any day from Monday to Friday
                                    inclusive which is not Christmas Day Good
                                    Friday or a statutory bank holiday and
                                    "Working Days" shall be construed
                                    accordingly.

1.10 words importing one gender shall be construed as importing any other gender

1.11 words importing the singular shall be construed as importing the plural and vice versa

1.12 where any part comprises more than one person the obligation and liabilities of that party under this agreement shall be the joint and several obligations and liabilities of those persons

1.13 the clause headings do not form part of this agreement and shall not be taken into account in its construction or interpretation

2.       AGREEMENT

         The Purchaser shall have the right to purchase the Vendor's interest the Property unencumbered except as mentioned below if the Vendor shall desire to sell or otherwise dispose of the Property within the Pre-emption Period.

3.       NOTICE OF DESIRE TO SELL

         The Vendor shall give written notice to the Purchaser of his desire to sell or otherwise dispose of the Property by making to the Purchaser an offer to sell the Property in the form of the agreement marked "A" annexed to this agreement and the Purchaser shall be at liberty within 21 days of the receipt of such notice to exercise the Right of Pre-emption on the terms and conditions of this agreement

4.       EXERCISE OF RIGHTS OF PRE-EMPTION

4.1 The Right of Pre-emption shall be exercisable by notice in writing to the Vendor within 21 days from receipt by the Purchaser of the Vendor's Notice by the Purchaser signing an agreement in the form marked "B" annexed to this agreement and delivering the same to the Vendor.

4.2 The Vendor and the Purchaser respectively undertake to do all such other things as may be necessary to ensure that the agreement by which the Right of Pre-emption is exercised constitutes an enforceable contract for the sale and purchase of the Property in accordance with the provision of the Law of Property (Miscellaneous Provisions) Act 1989 Section 2

5.       FAILURE TO EXERCISE THE RIGHTS OF PRE-EMPTION

5.1 If the Purchaser shall from whatever cause fail to exercise the Right of Pre-emption in accordance with clause 4.1 the Vendor shall be at liberty at any time thereafter to sell the Property to a third party bona fide purchaser at a price being not less than that specified in the Vendor's Notice

5.2 The Purchaser shall upon the completion of any such sale to a third party bona fide purchaser within a period of six months from the date of service of the Vendor's Notice cancel or remove the restriction registered in accordance with clause 14 below

5.3 If the Vendor does not complete a sale to a third party bona fide purchaser within the six months referred to in clause 5.2 then the Right of Pre-emption shall continue to apply and the Vendor must in particular comply with clause 3 in the event of any further proposed sale

6.       COMPLETION

         The date for completion of the sale pursuant to the exercise of the Right of Pre-emption shall unless otherwise agreed in writing be the first Working Day after the expiration of 4 weeks from the date of the exercise of the Right of Pre-emption and on completion the Purchaser shall pay to the Vendor any arrears of rent insurance contributions service charges or other sums of a similar nature then remaining due to the Vendor under the terms of the Leases and the tenancy documents referred to in clause 9

7.       DEPOSIT

         A deposit of 10% of the purchase price as stated in the Vendor's Notice shall be paid to the Vendor on the exercise of the Right of Pre-emption such deposit to be paid to the solicitors acting for the Vendor as stakeholders by means of telegraphic or other direct transfer banker's draft or a bank guaranteed cheque or a cheque drawn on a solicitor's client account

8.       CAPACITY

         The Vendor shall sell with full title guarantee

9.       POSSESSION

         The Property shall be sold subject to the Leases and to all documents ancillary or supplemental thereto and to all leases and tenancies created in respect of the Property (whether before or after today) and to all documents ancillary or supplemental thereto provided that the Vendor shall first obtain the consent of the Purchaser to any such leases and tenancies (and documents ancillary or supplemental thereto) created after today (such consent not to be unreasonably withheld or delayed) and the Purchaser shall not be entitled to raise any requisitions or objections with regard to such matters and the transfer to the Purchaser shall contain a declaration as to the merger of the Leases and all other leases and tenancies in respect of the Property in respect of which the reversion is vested to the Vendor and the term is vested in the Purchaser as at the completion of the sale pursuant to the exercise of the Right of Pre-emption.

10.      TITLE

         The title of the Vendor to the Property has been deduced prior to the signing of this agreement and the Purchaser shall not be entitled to raise any requisitions on or objections to it otherwise than in respect of matters arising or disclosed after the date of this agreement

11.      MATTERS AFFECTING THE PROPERTY

         The Property is sold subject to and with the benefit of the covenants rights easements and other matters specified in the second schedule and the Purchaser shall not be entitled to raise any requisitions or objections with regard thereto and the transfer to the Purchaser shall contain the following clauses:

"12.1 The Transferee hereby releases and discharges the Transferor and the previous landlords under the terms of [the Leases] from all the covenants, agreements and conditions contained or otherwise arising under [the Leases] or any deed or document supplemental or ancillary to them whether past present or future and from all liabilities damages actions proceedings costs claims demands and expenses arising from such liabilities or otherwise in relation to the Property

12.2 The Transferee and the Guarantor hereby jointly and severally covenant with the Transferor to indemnify the Transferor against any liability arising out of or in connection with the Property or in connection with any obligation affecting the Property and to perform such obligations.

12.3 Without prejudice to the generality of clause 12.2, the Transferee and the Guarantor hereby jointly and severally covenant with the Transferor to observe and perform the covenants on the part of the lessee contained in the registered lease to title number WM143807 and all deeds or documents supplemental or ancillary to it and to indemnify the Transferor against all liabilities damages actions proceedings costs claims demands and expenses incurred by reason of any breach thereof.

12.4 The Transferor is not liable under any covenant implied in this transfer by statute for any breach of the terms of the registered lease concerning the condition of the land comprised in title number WM143807.

12.5 For the purposes of Section 6(2)(a) of the Law of Property (Miscellaneous Provisions) Act 1994 all matters now recorded in registers open to public inspection are to be considered within the actual knowledge of the Transferee".

12.      INCORPORATION OF CONDITIONS OF SALE

         The General Conditions shall apply to this agreement so far as they are applicable to a sale by private treaty and are not varied or inconsistent with the terms of this agreement and shall be amended as follows:

12.1 The contract rate of interest is four per cent above the base rate for the time being of National Westminster Bank PLC

12.2 Standard Condition 1.1.1(n) is varied by adding at the end "and each working day ends at 5.30pm"

12.3 Standard Condition 1.3.6(a) and (b) are varied by adding "unless returned to the sender undelivered" after "posting"

12.4 Standard Condition 2.2.1 is varied by adding at the end "or by bank transfer to a bank account stipulated by the seller's solicitor"

12.5 Standard Condition 3.1.2(c) is varied by adding "reasonably be expected to" after "could not"

12.6 Standard Condition 3.1.2(d) is varied by replacing "those" by "mortgages and charges protected by such entries in registers"

12.7     Standard Condition 3.1.2 is further varied by adding at the end

         "(f) all matters which are, or which are capable of being, registered as local land charges

         (g) all actual or proposed charges, notices, orders, restrictions, agreements, conditions or other matters arising under the Town and Country Planning Acts

         (h) overriding interests as defined in Land Registration Act 1925 s.70(1) or, in the case of unregistered land, those rights which would be overriding interests if title were registered"

12.8 Standard Condition 3.1.4 is varied by adding "which he learns about" after "requirement"

12.9 Standard Condition 4.3.2 and the last thirteen words of Standard Condition 4.3.1 do not apply

12.10 Standard Condition 4.5.5 does not apply where title to the Property is registered

12.11    Standard Conditions 5.1.1, 5.1.2 and 5.1.4 do not apply

12.12 Standard Condition 5.1.3 is varied by adding at the end "save so far as required by any lease subject to which the property is sold"

12.13    Standard Condition 5.2.2 is varied by omitting clauses (b), (e) and
         (g), and by adding at the end:

         "(i) is to comply with all statutory obligations relating to the property"

12.14    Standard Condition 5.2.3 does not apply

12.15 Standard Condition 5.2.7 is varied by replacing "unaffected" by "waived from the date the buyer takes occupancy"

12.16 Standard Conditions 6.1.2 and 6.1.3 are varied by replacing "2.00pm" by "1.00pm" and in Standard Condition 6.2 "received" means the receipt of cleared funds by a bank nominated by the Seller's Solicitors

12.17 Standard Condition 6.3.2 is varied by replacing "the seller exercises his option in condition 7.3.4" by "the buyer holds the property as tenant of the seller or the seller is entitled to compensation under Condition 7.3"

12.18    Standard Condition 6.4(b) is varied by omitting "or allowed"

12.19    Standard Condition 6.7 is varied by omitting clauses (a) and (b)

12.20 Standard Condition 7.1.1 is varied by replacing "the negotiations leading to it" by "any written replies by the seller's solicitors to written inquiries before contract from the buyer's solicitors"

12.21 Standard Condition 7.3.1 is replaced by "If completion is delayed, the buyer is to pay compensation to the seller for the period from completion date to actual completion except for any part of that period for which the delay is attributable to the act or default of the seller or his mortgagee or Settled Land Act trustee"

12.22 Standard Condition 7.3.2 is replaced by "Compensation is calculated at the contract rate on the purchase price including any separate price for chattels but less any deposit paid by the buyer"

12.23 Standard Condition 7.3.4 is replaced by "Where condition 7.3.1 applies, the seller is entitled to the income of the property until actual completion as well as to compensation under that condition"

12.24    Law of Property Act 1925 s.49(2) does not apply

13.      RESTRICTION ON ASSIGNMENT AND DISPOSALS BY THE VENDOR

13.1 This agreement is personal to the Purchaser and shall not be capable of assignment nor shall the Vendor be required to convey or transfer the Property to anyone other than the Purchaser

13.2 The Vendor shall not sell or otherwise dispose of its interest in the Property otherwise than in accordance with clause 5.2 unless the Vendor obtains and delivers to the Purchaser a completed deed of covenant from the buyer or other party acquiring an interest confirming that the buyer or other party will observe and perform the Vendor's obligations in this agreement

14.      REGISTRATION

         Subject to the Vendor obtaining such consents as are necessary from its mortgagees and to any charge certificate being put on deposit at H M Land Registry if a restriction in respect of the Right of Pre-emption created by this agreement shall not be registered against the titles to the Property at H M Land Registry within 21 days of the date of this agreement then this agreement and everything contained in it shall cease and determine and neither of the parties to it shall have any right of action whether for damages or otherwise against the other

15.      GUARANTOR

         In consideration of the Vendor entering into this agreement at the request of the Guarantor, the Guarantor warrants that the Purchaser will observe and perform the terms of this agreement and agrees to join in the transfer to the Purchaser to give the covenants to the Vendor referred to in clause 11 above.

AS WITNESS the of the parties the day and year first above written

                                FIRST SCHEDULE

                                 The Property
                            (describe the property)

First all that freehold property to the North West of Mount Pleasant, Bilston, Wolverhampton, West Midlands registered at H M Land Registry with Title Absolute under Title Number WM164707; and

Secondly all that leasehold property to the East of Peascroft Lane, Bilston aforesaid registered at H M Land Registry with Title Absolute under Title Number WM143807

                                SECOND SCHEDULE

                        Matters affecting the Property
                               (insert details)

All matters (other than financial charges) contained mentioned or referred to in H M Land Registry Title Numbers WM164707 and WM143807

                                    ANNEX 1

                                  Agreement A

THIS AGREEMENT is made the ___ day of _________ BETWEEN (1) (person granting the right of pre-emption) [of (address) or whose registered office is at (address)] ("the Vendor") and (2) (person to whom the right of pre-emption is granted) [of (address) or whose registered office is at (address)] ("the Purchaser")

NOW IT IS AGREED as follows:

1. By an agreement ("the Agreement") dated (date) and made between (1) the Vendor and (2) the Purchaser and the Purchaser was granted a right of pre-emption ("the Right of Pre-emption") to require the Vendor to sell the property ("the Property") more particularly described in the Agreement on the terms and conditions specified in the Agreement.

2. The Vendor offers during the period specified in clause 3 of the Agreement to sell the Property at the price of (L)____ (____ pounds) and upon the terms and conditions set out in the Agreement

3.       The price matches the offer made to the Vendor by [     ] of [        ]
         for the Property a copy of which offer is annexed hereto and the Vendor warrants that the price is the price offered by a third party bona fide purchaser

AS WITNESS etc

                                    ANNEX 2

                                  Agreement B

THIS AGREEMENT is made the ___ day of ________ BETWEEN (1) (person granting the right of pre-emption) [of (address) or whose registered office is at (address)] ("the Vendor") and (2) (person to whom the right of pre-emption is granted) [of (address) or whose registered office is at (address)] ("the Purchaser")

NOW IT IS AGREED as follows:

1. By an agreement ("the Agreement") dated (date) and made between (1) the Vendor and (2) the Purchaser and the Purchaser was granted a right of pre-emption ("the Right of Pre-emption") to require the Vendor to sell the property ("the Property") more particularly described in the Agreement on the terms and conditions specified in the Agreement.

2. The Vendor has on (date of Vendor's offer) offered to sell the Property to the Purchaser in the terms set out in clause 3 of this agreement.

3. The Purchaser accepts the offer of the Vendor to sell the Property and agrees to purchase the same at the price of (L) (___ Pounds) and upon the terms and conditions set out in the Agreement which shall apply (mutatis mutandis) as if the same had been repeated in this agreement.



AS WITNESS etc.



SIGNED on behalf of the
Purchaser by:                           /s/ Paul Jones
                                        -----------------------------





SIGNED on behalf of the
Guarantor by:                           /s/ Alistair S. Firth
                                        -----------------------------

                  STANDARD CONDITIONS OF SALE (THIRD EDITION)
                   (NATIONAL CONDITIONS OF SALE 23RD EDITION,
                     LAW SOCIETY'S CONDITIONS OF SALE 1995)

                                ---------------

1.       GENERAL

1.1      DEFINITIONS

1.1.1    In these conditions:

         (a)      "accrued interest" means:

                  (i) if money has been placed on deposit or in a building society share account, the interest actually earned

                  (ii) otherwise, the interest which might reasonably have been earned by depositing the money at interest on seven days' notice of withdrawal with a clearing bank less, in either case, any proper charges for handling the money

         (b) "agreement" means the contractual document which incorporates these conditions, with or without amendment

         (c) "banker's draft" means a draft drawn by and on a clearing bank

         (d)      "clearing bank" means a bank which is a member of CHAPS
                  Limited

         (e) "completion date", unless defined in the agreement, has the meaning given in condition 6.1.1

         (f) "contract" means the bargain between the seller and the buyer of which these conditions, with or without amendment, form part

         (g) "contract rate", unless defined in the agreement, is the Law Society's interest rate from time to time in force

         (h) "lease" includes sub-lease, tenancy and agreement for a lease or sub-lease

         (i) "notice to complete" means a notice requiring completion of the contract in accordance with condition 6

         (j) "public requirement" means any notice, order or proposal given or made (whether before or after the date of the contract) by a body acting on statutory authority

         (k)      "requisition" includes objection

         (l) "solicitor" includes barrister, duly certificated notary public, recognised licensed conveyancer and recognised body under sections 9 or 32 of the Administration of Justice Act 1985

         (m)      "transfer" includes conveyance and assignment

         (n) "working day" means any day from Monday to Friday (inclusive) which is not Christmas Day, Good Friday or a statutory
                  Bank Holiday

1.1.2 When used in these conditions the terms "absolute title" and "office copies" have the special meanings given to them by the Land Registration Act 1925.

1.2      JOINT PARTIES

         there is more than one seller or more than one buyer, the obligations which by undertake can be enforced against them all jointly or against each individually.

1.3      NOTICES AND DOCUMENTS

1.3.1 A notice required or authorised by the contract must be in writing.

1.3.2 Giving a notice or delivering a document to a party's solicitor has the same effect as giving or delivering it to that party.

1.3.3 Transmission by fax is a valid means of giving a notice or delivering a document where delivery of the original document is not essential.

1.3.4 Subject to conditions 1.3.5 to 1.3.7, a notice is given and a document delivered when it is received.

1.3.5 If a notice or document is received after 4.00pm on a working day, or on a day which is not a working day, it is to be treated as having been received on the next working day.

1.3.6 Unless the actual time of receipt is proved, a notice or document sent by the following means is to be treated as having been received before 4.00pm on the day shown below:

         (a)  by first-class post:           two working days after posting

         (b)  by second-class post:          three working days after posting

         (c)  through a document exchange:   on the first working day after the
                                             day on which it would normally
                                             be available for collection by the
                                             addressee.

1.3.7 Where a notice or document is sent through a document exchange, then for the purposes of condition 1.3.6 the actual time of receipt is:

         (a) the time when the addressee collects it from the document exchange or, if earlier

         (b) 8:00am on the first working day on which it is available for collection at that time.

1.4      VAT

1.4.1 An obligation to pay money includes an obligation to pay any value added tax chargeable in respect of that payment.

1.4.2    All sums made payable by the contract are exclusive of value added tax.


2.       FORMATION

2.1      Date

2.1.1 If the parties intend to make a contract by exchanging duplicate copies by post or through a document exchange, the contract is made when the last copy is posted or deposited at the document exchange.

2.1.2 If the parties' solicitors agree to treat exchange as taking place before duplicate copies are actually exchanged, the contract is made as so agreed.

2.2      DEPOSIT

2.2.1 The buyer is to pay or send a deposit of 10 per cent of the purchase price no later than the date of the contract. Except on a sale by auction, payment is to be made by banker's draft or by a cheque drawn on a solicitors' clearing bank account.

2.2.2 If before completion date the seller agrees to buy another property in England and Wales for his residence, he may use all or any part of the deposit as a deposit in that transaction to be held on terms to the same effect as this condition and condition 2.2.3.

2.2.3 Any deposit or part of a deposit not being used in accordance with condition 2.2.2 is to be held by the seller's solicitor as stakeholder on terms that on completion it is paid to the seller with accrued interest.

2.2.4 If a cheque tendered in payment of all or part of the deposit is dishonoured when first presented, the seller may, within seven working days of being notified that the cheque has been dishonoured, give notice to the buyer that the contract is discharged by the buyer's breach.

2.3      AUCTIONS

2.3.1 On a sale by auction the following conditions apply to the property and, if it is sold in lots, to each lot.

2.3.2    The sale is subject to a reserve price.

2.3.3    The seller, or a person on his behalf, may bid up to the reserve price.

2.3.4    The auctioneer may refuse any bid.

2.3.5 If there is a dispute about a bid, the auctioneer may resolve the dispute or restart the auction at the last undisputed bid.


3.       MATTERS AFFECTING THE PROPERTY

3.1      FREEDOM FROM INCUMBRANCES

3.1.1 The seller is selling the property free from incumbrances, other than those mentioned in condition 3.1.2.

3.1.2    The incumbrances subject to which the property is sold are:

         (a)      those mentioned in the agreement

         (b) those discoverable by inspection of the property before the contract

         (c)      those the seller does not and could not know about

         (d) entries made before the date of the contract in any public register except those maintained by HM Land Registry or its Land Charges Department or by Companies House

         (e)      public requirements.

3.1.3 After the contract is made, the seller is to give the buyer written details without delay of any new public requirement and of anything in writing which he learned about concerning any incumbrances subject to which the property is sold.

3.1.4 The buyer is to bear the cost of complying with any outstanding public requirement and is to indemnify the seller against any liability resulting from a public requirement.

3.2      PHYSICAL STATE

3.2.1 The buyer accepts the property in the physical state it is in at the date of the contract unless the seller is building or converting it.

3.2.2 A leasehold property is sold subject to any subsisting breach of a condition of tenant's obligation relating to the physical state of the property which renders the lease liable to forfeiture.

3.2.3 A sub-lease is granted subject to any subsisting breach of a condition or tenant's obligation relating to the physical state of the property which renders the seller's own lease liable to forfeiture.

3.3      LEASES AFFECTING THE PROPERTY

3.3.1 The following provisions apply if the agreement states that any part of the property is sold subject to a lease.

3.3.2    (a)      The seller having provided the buyer with full details of each lease or copies of the documents embodying the lease terms, the buyer is treated as entering into the contract knowing and fully accepting those terms

         (b) The seller is to inform the buyer without delay if the lease ends or if the seller learns of any application by the tenant in connection with the lease; the seller is then to act as the buyer reasonably directs, and the buyer is to indemnify him against all consequent loss and expense

         (c) The seller is not to agree to any proposal to change the lease terms without the consent of the buyer and is to inform the buyer without delay of any change which may be proposed or agreed

         (d) The buyer is to indemnify the seller against all claims arising from the lease after actual completion; this includes claims which are unenforceable against a buyer for want of registration

         (e) The seller takes no responsibility for what rent is lawfully recoverable, nor for whether or how any legislation affects the lease

         (f) If the let land is not wholly within the property, the seller may apportion the rent.

3.4      RETAINED LAND

3.4.1 The following provisions apply where after the transfer the seller will be retaining land near the property.

3.4.2 The buyer will have no right of light or air over the retained land, but otherwise the seller and the buyer will each have the rights over the land of the other which they would have had if they were two separate buyers to whom the seller has made simultaneous transfers of the property and the retained land.

3.4.3 Either party may require that the transfer contain appropriate express terms.

4.       TITLE AND TRANSFER

4.1      TIMETABLE

4.1.1 The following are the steps for deducing and investigating the title to the property to be taken within the following time limits:

                         STEP                                       TIME LIMIT
                         ----                                       ----------
         1. The seller is to send the                 Immediately after making the contract
            buyer evidence of title in
            accordance with condition 4.2

         2. The buyer may raise written               Six working days after either the date
            requisitions                              of the contract or the date of delivery
                                                      of the seller's evidence of title on
                                                      which the requisitions are raised
                                                      whichever is the later

         3. The seller is to reply in writing         Four working days after receiving the
            to any requisitions raised                requisitions

         4. The buyer may make written                Three working days after receiving the
            observations on the seller's              replies
            replies

         The time limit on the buyer's right to raise requisitions applies even where the seller supplies incomplete evidence of his title, but the buyer may, within six working days from delivery of any further evidence, raise further requisitions resulting from that evidence. On the expiry of the relevant time limit the buyer loses his right to raise requisitions or make observations.

4.1.2 The parties are to take the following steps to prepare and agree the transfer of the property within the following time limits:

                         STEP                                       TIME LIMIT
                         ----                                       ----------
         A. The buyer is to send the                  At least twelve working days before
            seller a draft transfer                   completion date

         B. The seller is to approve or               Four working days after delivery of the
            revise that draft and either              draft transfer
            return it or retain it for use as
            the actual transfer

         C. If the draft is returned the              At least five working days before
            buyer is to send an                       completion date
            engrossment to the seller

4.1.3    Periods of time under conditions 4.1.1 and 4.1.2 may run concurrently.

4.1.4 If the period between the date of the contract and completion date is less than 15 working days, the time limits in conditions 4.1.1 and
         4.1.2 are to be reduced by the same proportion as that period bears to the period of 15 working days. Fractions of a working day are to be rounded down except that the time limit to perform any step is not to be less than one working day.

4.2      PROOF OF TITLE

4.2.1 The evidence of registered title is office copies of the items required to be furnished by section 110(1) of the Land Registration Act 1925 and the copies abstracts and evidence referred to in section 110(2).

4.2.2 The evidence of unregistered title is an abstract of the title, or an epitome of title with photocopies of the relevant documents.

4.2.3 Where the title to the property is unregistered, the seller is to produce to the buyer (without cost to the buyer):

         (a)      the original of every relevant document, or

         (b) an abstract, epitome or copy with an original marking by a solicitor or examination either against the original or against an examined abstract or against an examined copy.

4.3      DEFINING THE PROPERTY

4.3.1    The seller need not:

         (a)      prove the exact boundaries of the property

         (b)      prove who owns fences, ditches, hedges or walls

         (c) separately identify parts of the property with different titles further than he may be able to do from information in his possession.

4.3.2 The buyer may, if it is reasonable, require the seller to make or obtain, pay for and hand over a statutory declaration about facts relevant to the matters mentioned in condition 4.3.1. The form of the declaration is to be agreed by the buyer, who must not unreasonably withhold his agreement.

4.4      RENTS AND RENTCHARGES

         The fact that a rent or rentcharge, whether payable or receivable by the owner of the property, has been or will on completion be, informally apportioned is not to be regarded as a defect in title.

4.5      TRANSFER

4.5.1 The buyer does not prejudice his right to raise requisitions, or to require replies to any raised, by taking any steps in relation to the preparation or agreement of the transfer.

4.5.2 If the agreement makes no provision as to title guarantee, then subject to condition 4.5.3 the seller is to transfer the property with full title guarantee.

4.5.3 The transfer is to have effect as if the disposition is expressly made subject to all matters to which the property is sold subject under the terms of the contract.

4.5.4 If after completion the seller will remain bound by any obligation affecting the property, but the law does not imply any covenant by the buyer to indemnify the seller against liability for future breaches of it:

         (a) the buyer is to covenant in the transfer to indemnify the seller against liability for any future breach of the obligation and to perform it from then on, and

         (b) if required by the seller, the buyer is to execute and deliver to the seller on completion a duplicate transfer prepared by the buyer.

4.5.5 The seller is to arrange at his expense that, in relation to every document of title which the buyer does not receive on completion, the buyer is to have the benefit of:

         (a)      a written acknowledgement of his right to its production, and

         (b) a written undertaking for its safe custody (except while it is held by a mortgagee or by someone in a fiduciary capacity).

5.       PENDING COMPLETION

5.1      RESPONSIBILITY FOR PROPERTY

5.1.1 The seller will transfer the property in the same physical state as it was at the date of the contract (except for fair wear and tear), which means that the seller retains the risk until completion.

5.1.2 If at any time before completion the physical state of the property makes it unusable for its purpose at the date of the contract:

         (a)      the buyer may rescind the contract

         (b) the seller may rescind the contract where the property has become unusable for that purpose as a result of damage against which the seller could not reasonably have insured, or which it is not legally possible for the seller to make good.

5.1.3    The seller is under no obligation to the buyer to insure the property.

5.1.4    Section 47 of the Law of Property Act 1925 does not apply.

5.2      OCCUPATION BY BUYER

5.2.1 If the buyer is not already lawfully in the property, and the seller agrees to let him into occupation, the buyer occupies on the following terms.

5.2.2 The buyer is a licensee and not a tenant. The terms of the licence are that the buyer:

         (a)      cannot transfer it

         (b)      may permit members of his household to occupy the property

         (c) is to pay or indemnify the seller against all outgoings and other expenses in respect of the property

         (d) is to pay the seller a fee calculated at the contract rate on the purchase price (less any deposit paid) for the period of the licence

         (e) is entitled to any rents and profits from any part of the property which he does not occupy

         (f) is to keep the property in as good a state of repair as it was in when he went into occupation (except for fair wear and tear) and is not to alter it

         (g) is to insure the property in a sum which is not less than the purchase price against all risks in respect of which comparable premises are normally insured

         (h)      is to quit the property when the licence ends.

5.2.3 On the creation of the buyer's licence, condition 5.1 ceases to apply, which means that the buyer then assumes the risk until completion.

5.2.4 The buyer is not in occupation for the purposes of this condition if he merely exercises rights of access given solely to do work agreed by the seller.

5.2.5 The buyer's licence ends on the earliest of: completion date, rescission of the contract or when five working days' notice given by one party to the other takes effect.

5.2.6 If the buyer is in occupation of the property after his licence has come to an end and the contract is subsequently completed he is to pay the seller compensation for his continued occupation calculated at the same rate as the fee mentioned in condition 5.2.2(d).

5.2.7    The buyer's right to raise requisitions is unaffected.

6.       COMPLETION

6.1      DATE

6.1.1 Completion date is twenty working days after the date of the contract but time is not of the essence of the contract unless a notice to complete has been served.

6.1.2 If the money due on completion is received after 2:00pm, completion is to be treated, for the purposes only of conditions 6.3 and 7.3, as taking place on the next working day.

6.1.3 Condition 6.1.2 does not apply where the sale is with vacant possession of the property or any part and the seller has not vacated the property or that part by 2:00pm on the date of actual completion.

6.2      PLACE

         Completion is to take place in England and Wales, either at the seller's solicitor's office or at some other place which the seller reasonably specifies.

6.3      APPORTIONMENTS

6.3.1 Income and outgoings of the property are to be apportioned between the parties so far as the change of ownership on completion will affect entitlement to receive or liability to pay them.

6.3.2 If the whole property is sold with vacant possession or the seller exercises his option in condition 7.3.4, apportionment is to be made with effect from the date of actual completion; otherwise, it is to be made from completion date.

6.3.3 In apportioning any sum, it is to be assumed that the seller owns the property until the end of the day from which apportionment is made and that the sum accrues from day to day at the rate at which it is payable on that day.

6.3.4 For the purpose of apportioning income and outgoings, it is to be assumed that they accrue at an equal daily rate throughout the year.

6.3.5 When a sum to be apportioned is not known or easily ascertainable at completion, a provisional apportionment is to be made according to the best estimate available. As soon as the amount is known, a final apportionment is to be made and notified to the other party. Any resulting balance is to be paid no more than ten working days later, and if not then paid the balance is to bear interest at the contract rate from then until payment.

6.3.6    Compensation payable under condition 5.2.6 is not to be apportioned.

6.4      AMOUNT PAYABLE

         The amount payable by the buyer on completion is the purchase price (less any deposit already paid to the seller or his agent) adjusted to take account of:

         (a)  apportionments made under condition 6.3

         (b)  any compensation to be paid or allowed under condition 7.3.

6.5      TITLE DEEDS

6.5.1 The seller is not to retain the documents of title after the buyer has tendered the amount payable under condition 6.4.

6.5.2 Condition 6.5.1 does not apply to any documents of title relating to land being retained by the seller after completion.

6.6      RENT RECEIPTS

         The buyer is to assume that whoever gave any receipt for a payment of rent or service charge which the seller produces was the person or the agent of the person then entitled to that rent or service charge.

6.7      MEANS OF PAYMENT

         The buyer is to pay the money due on completion in one or more of the following ways:

         (a)  legal tender

         (b)  a banker's draft

         (c) a direct credit to a bank account nominated by the seller's solicitor

         (d)  an unconditional release of a deposit held by a stakeholder.

6.8      NOTICE TO COMPLETE

6.8.1 At any time on or after completion date, a party who is ready able and willing to complete may give the other a notice to complete.

6.8.2    A party is ready able and willing:

         (a)      if he could be, but for the default of the other party, and

         (b) in the case of the seller, even though, a mortgage remains secured on the property, if the amount to be paid on completion enables the property to be transferred freed of all mortgages (except those to which the sale is expressly subject).

6.8.3 The parties are to complete the contract within ten working days of giving a notice to complete, excluding the day on which the notice is given. For this purpose, time is of the essence of the contract.

6.8.4    On receipt of a notice to complete:

         (a) if the buyer paid no deposit, he is forthwith to pay a deposit of 10 per cent

         (b) if the buyer paid a deposit of less than 10 per cent, he is forthwith to pay a further deposit equal to the balance of that 10 per cent.

7.       REMEDIES

7.1      ERRORS AND OMISSIONS

7.1.1 If any plan or statement in the contract, or in the negotiations leading to it, is or was misleading or inaccurate due to an error or omission, the remedies available are as follows.

7.1.2 When there is a material difference between the description or value of the property as represented and as it is, the injured party is entitled to damages.

7.1.3 An error or omission only entities the injured party to rescind the contract:

         (a)      where it results from fraud or recklessness, or

         (b) where he would be obliged, to his prejudice, to transfer or accept property differing substantially (in quantity, quality or tenure) from what the error or omission had led him to expect.

7.2      RESCISSION

         If either party rescinds the contract:

         (a) unless the rescission is a result of the buyer's breach of contract the deposit is to be repaid to the buyer with accrued interest

         (b) the buyer is to return any documents he received from the seller and is to cancel any registration of the contract.

7.3      LATE COMPLETION

7.3.1 If there is default by either or both of the parties in performing their obligations under the contract and completion is delayed, the party whose total period of default is the greater is to pay compensation to the other party.

7.3.2 Compensation is calculated at the contract rate on the purchase price, or (where the buyer is the paying party) the purchase price less any deposit paid, for the period by which the paying party's default exceeds that of the receiving party, or, if shorter, the period between completion date and actual completion.

7.3.3 Any claim for loss resulting from delayed completion is to be reduced by any compensation paid under this contract.

7.3.4 Where the buyer holds the property as tenant of the seller and completion is delayed, the seller may give notice to the buyer, before the date of actual completion, that he intends to take the net income from the property until completion. If he does so, he cannot claim compensation under condition 7.3.1 as well.

7.4      AFTER COMPLETION

         Completion does not cancel liability to perform any outstanding obligation under this contract.

7.5      BUYER'S FAILURE TO COMPLY WITH NOTICE TO COMPLETE

7.5.1 If the buyer fails to complete in accordance with a notice to complete, the following terms apply.

7.5.2    The seller may rescind the contract, and if he does so:

         (a)      he may

                  (i)      forfeit and keep any deposit and accrued interest

                  (ii)     resell the property

                  (iii)    claim damages

         (b) the buyer is to return any documents he received from the seller and is to cancel any registration of the contract.

7.5.3    The seller retains his other rights and remedies.

7.6      SELLER'S FAILURE TO COMPLY WITH NOTICE TO COMPLETE

7.6.1 If the seller fails to complete in accordance with a notice to complete, the following terms apply.

7.6.2    The buyer may rescind the contract, and if he does so:

         (a)      the deposit is to be repaid to the buyer with accrued interest

         (b) the buyer is to return any documents he received from the seller and is, at the seller's expense, to cancel any registration of the contract.

7.6.3    The buyer retains his other rights and remedies.


8.       LEASEHOLD PROPERTY

8.1      EXISTING LEASES

8.1.1    The following provisions apply to a sale of leasehold land.

8.1.2 The seller having provided the buyer with copies of the documents embodying the lease terms, the buyer is treated as entering into the contract knowing and fully accepting those terms.

8.1.3 The seller is to comply with any lease obligations requiring the tenant to insure the property.

8.2      NEW LEASES

8.2.1    The following provisions apply to a grant of a new lease.

8.2.2    The conditions apply so that:

         "seller" means the proposed landlord

         "buyer" means the proposed tenant

         "purchase price" means the premium to be paid on the grant of a lease.

8.2.3    The lease is to be in the form of the draft attached to the agreement.

8.2.4 If the term of the new lease will exceed 21 years, the seller is to deduce a title which will enable the buyer to register the lease at HM Land Registry with an absolute title.

8.2.5    The buyer is not entitled to transfer the benefit of the contract.

8.2.6 The seller is to engross the lease and a counterpart of it and is to send the counterpart to the buyer at least five working days before completion date.

8.2.7 The buyer is to execute the counterpart and deliver it to the seller on completion.

8.3      LANDLORD'S CONSENT

8.3.1 The following provisions apply if a consent to assign or sub-let is required to complete the contract.

8.3.2    (a)      The seller is to apply for the consent at his expense, and to use all reasonable efforts to obtain it

         (b) The buyer is to provide all information and references reasonably required.

8.3.3    The buyer is not entitled to transfer the benefit of the contract.

8.3.4 Unless he is in breach of his obligation under condition 8.3.2, either party may rescind the contract by notice to the other party if three working days before completion date:

         (a)      the consent has not been given or

         (b) the consent has been given subject to a condition to which the buyer reasonably objects.

         In that case, neither party is to be treated as in breach of contract and condition 7.2 applies.


9.       CHATTELS

9.1      The following provisions apply to any chattels which are to be sold.

9.2 Whether or not a separate price is to be paid for the chattels, the contract takes effect as a contract for sale of goods.

9.3      Ownership of the chattels passes to the buyer on actual completion.